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                                EXHIBIT 1A(6)(a)

                          ARTICLES OF INCORPORATION OF
                      FIRST VARIABLE LIFE INSURANCE COMPANY




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                          THE ARTICLES OF INCORPORATION
                                       OF
                      FIRST VARIABLE LIFE INSURANCE COMPANY


ARTICLE I. The name of the corporation is First Variable Life Insurance Company.

ARTICLE II. The period of its duration is perpetual unless sooner terminated by the affirmative vote of the holders of two-thirds (2/3) of the issued and outstanding stock.

ARTICLE III. The kinds of business which the corporation is formed to transact are as follows:

       (a) The insuring lives of persons in every insurance pertaining thereto or connected therewith, including accident and health insurance and the granting or disposing of annuities and the transacting of disability insurance, whether on a group, individual, franchise or reinsurance basis, and any other type of insurance or other business which may be or hereafter be lawfully conducted by legal reserve life insurance companies organized under the laws of the State of Arkansas. Any such business may be transacted on a variable basis stated in terms of units or otherwise, but payable in lawful currency or on a fixed basis, stated in terms of predetermined amounts of lawful currency; the corporation may transact any such business in Arkansas or elsewhere.

       (b) The Directors of the corporation shall have the power to segregate and hold separate from the other funds and assets of the corporation, premiums or other funds received from the sale of various types and classes of policies and annuity contracts; the amount held may be invested in such proportions and in such manner as determined by the Board of Directors of the corporation or by a committee thereof; except as may other-wise be required under Subsection (c) hereof. The assets held in such separate account or accounts shall not be chargeable with liabilities arising out of any other business the corporation may conduct, but shall be held and applied exclusively for the benefit of the holders or beneficiaries of those variable annuity contracts or life insurance policies with respect to which the account or accounts have been established;

       (c) If a separate account is registered with an agency of the Federal government having jurisdiction over such separate account or contracts issued in connection therewith, provision may be made in the rules and regulations for such separate account for voting by the owners of separate account contracts with respect to the election of a Board of Managers for such account, ratification of the selection of auditors for such account by such Board, approval of investment advisory service contracts for such account and such other matters as may be required by applicable law.

ARTICLE IV. The capital of the corporation shall he divided into 3,500,000 shares of common stock having a par value of $1.00 each.

       Stock authorized but not issued may be issued for such consideration as shall be fixed from time to time by the Board of Directors, but the consideration shall at all times be not less than the par value of said shares. When shares of stock shall be issued and paid for in cash, at the rate determined by the Board of Directors, such shares shall thereafter be non-assessable. The private property of the stockholders shall not be subject to the payment of corporate debts. No stockholder shall have any pre-emptive right to subscribe for or purchase any stock, or security convertible into stock, whether now or hereafter authorized. Stockholders shall not have the right to cumulative voting with respect to the election of directors.


ARTICLE V. The affairs and business of the corporation shall be managed and controlled by a Board of Directors consisting of not less than three (3) members. The directors shall be elected in such number, for such terms, and in such manner as shall be Provided by the bylaws of the corporation and any director of the corporation may be removed at any annual or special meeting of stockholders by the same vote as that required to elect a director.


ARTICLE VI. The principal place of business and the home office of the corporation shall be at Little Rock, Arkansas, or such other place in the State of Arkansas which shall be determined in accordance with the laws of the State of Arkansas. The corporation may have such regional home offices as may be necessary or convenient, which regional home offices may be established from time to time. The records or assets of the corporation may be retained in such regional home offices if approved in writing by the Commissioner of Insurance for the State of Arkansas. The




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corporation shall at all times maintain an agent for service of process at its principal place of business and home office in Little Rock, Arkansas.

ARTICLE VII. The capital and reserves of the domestic stock insurer shall be invested in accordance with the laws of the State of Arkansas. If not inconsistent with such laws, the funds of the corporation shall be invested as follows:

       (a) The reserve for insurance business transacted on a fixed-dollar basis shall be invested primarily in debt obligations and other fixed-dollar investments.

       (b) The corporation shall have the power and right to invest 100% of the assets of separate accounts established pursuant to Article Three, Subsection (b), in common stocks or other equity securities; or In both equity securities and debt obligations; or in real estate; or In such other types of investments as the Board of Directors of the corporation or the Board of Managers for such separate account deem reasonable, necessary and proper to further the purposes of such accounts.

       (c) The capital and surplus funds attributable to the stockholders of the corporation may be invested in such types of investments as the Board of Directors of the corporation deems reasonable, necessary and proper for the fulfillment of the corporation's actual and contingent obligations under policies and annuity contracts issued by the corporation; and in particular, the corporation shall have the power and right to invest 100% of such capital and surplus funds in common stocks or other equity securities.

ARTICLE VIII. The Board of Directors may make Bylaws for the management of the affairs and business of the corporation from time to time and may amend or repeal the same. Bylaws made by the Board of Directors or the Shareholders may be amended, added to or repealed by the holders of a majority of shares of stock of the corporation entitled to vote, except that any changes to Articles IV, V and XIII of the Bylaws whether enacted by the Board of Directors or Shareholders require a vote of the holders of a majority of issued shares.

       That at the time of said meeting 1,500,000 shares of common stock were issued and outstanding, all being entitled to vote on the foregoing amendment to Articles of Incorporation; that 1,500,000 shares of common stock voted for said amendment, and no shares voted against said amendment.

       That the foregoing is a true, correct and complete copy of the amendment to Articles of Incorporation duly adopted as aforesaid at the stated meeting held and conducted in accordance with the laws of the State of Arkansas and the Bylaws of the Corporation on January 15, 1988.

       That as President and Secretary, respectively, of the aforesaid corporation, we are duly authorized and empowered to execute and file the within Articles of Amendment to the Articles of Incorporation of FIRST VARIABLE LIFE INSURANCE COMPANY.

IN WITNESS WHEREOF, the said corporation, FIRST VARIABLE LIFE INSURANCE COMPANY, has caused its corporate name to be subscribed by its chairman, and its corporate seal attached hereto affixed by its Secretary on this 15th day of January, 1988.

                                   FIRST VARIABLE LIFE INSURANCE COMPANY

                                   By: /s/ Edward J. Malla
                                       -------------------------------------
                                       Edward J. Mallo, President

/s/ Vivion N. Joiner
--------------------------------
Secretary





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